Exhibit 99.2

MRV Q1 2003 CONFERENCE CALL SCRIPT

Diana Hayden – Dir., Corp. Comm.

Thank you (Operator’s Name). Good afternoon, everyone, and thank you for joining us today.

With me is Noam Lotan, our president and CEO, and Shay Gonen, our CFO.

If you haven’t yet seen the press release, it can be retrieved at www.mrv.com or off of First Call or PR NewsWire. In addition, this conference call is being web cast on our company web page and will be available for replay. We will provide replay information at the end of today’s call.

Today, Shay will review in detail the financial results for the first quarter ending March 31, 2003. Following Shay’s comments, Noam will discuss the first quarter highlights and MRV’s business strategy going forward.

Before we turn the call over to Shay, I’d like to remind you that the matters we will be discussing today will include forward-looking statements and, as such, are subject to the risks and uncertainties that we discuss in detail in our forms 10-K and 10-Q filed with the SEC, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements — Shay?

Shay Gonen – CFO

Thank you Diana. Good afternoon everyone and thank you for joining us for MRV’s first quarter conference call.

Our revenues were $51.1 million for Q1, compared to $67.7 million for the previous quarter. The decline in our revenues for the first quarter of 03 is primarily due to seasonal weakness in Europe, which represented 69% of revenues this quarter, compared to 73% of revenues in the previous quarter.

Our net loss for Q1 was $6.4 million compared to $17.4 million for Q4 02.

We reported a loss per share of 6 cents for Q1 compared to 18 cents for Q4 02.

Included in our net loss for Q1 was an income of $4.5 million, or 5 cents generated from the recapturing of accelerated deferred stock expense from terminated employees.

Back to the previous quarter for a moment, included in our net loss for Q4 02 were expenses of $6.9 million, which are broken down into the following elements:

-	Expense totaling $6.6 million, or 8 cents, related to our retirement of $7.5 million in convertible subordinated notes;

-	Expense associated with the impairment of investments and our share of investment losses totaling $5.4 million, or 6 cents;

-	Expense associated with abandoning leased facilities totaling $3.2 million, or 3 cents; and

-	These expenses were offset by income generated from the recapturing of accelerated deferred stock expense from terminated employees totaling $8.3 million, or 9 cents, primarily related to the sale of FOCI and QOI.

Beginning this quarter, we are presenting our segment reporting information according to the following segments:

-	Networking Group;

-	Optical Components Group; and

-	Development Stage Enterprise Group.

This segment presentation effectively separates the previously reported Operating Entities segment into two segments: Our Networking group and our Optical components groups. We believe, this provides better transparency to our financial performance and more accurately reflects the way in which we manage our business.

Accordingly, revenues by segment for the Q1 and Q4 02 were as follows:

-	Revenues for the Networking Group were $41.8 million for Q1 compared to $55.5 million for Q4 02. The decrease, which we anticipated, was substantially due to seasonality in Europe;

-	Revenues for the Optical Components Group were $9.9 million for Q1 compared to $12.4 million in the previous quarter. Included in the Q4 revenue was $1.0 million of net of revenue generated by from FOCI and QOI. The decrease in revenue is primarily due to the continued weakness in the telecom market and the competition in the optical component sector.

-	Our intra-segment sales of from the Optical Components group to the Networking group were $600,000 compared to $272,000 in the previous quarter which are eliminated in our consolidated revenues.

-	There were no revenues generated by our Development Stage Enterprise Group.

We provide geographical breakdown of revenues by the following regions – the United States, Europe, Asia Pacific, and Other Regions, which includes the Middle East & Africa. The geographical breakdown as a percentage of revenues for Q1 and Q4 02 were as follows:

•	Q1 revenues for the United States were 25% compared to 21% for Q4 02. In absolute dollars, revenues for the United States decreased by 10%.

•	Q1 revenues for Europe were 69% compared to 73% for Q4 of 02; In absolute dollars, revenues for Europe decreased by 27%. This decrease, as previously discussed, was primarily due to seasonality.

•	Q1 revenues for Asia Pacific remained constant at 6%.

•	Q1 revenues for Other Regions remained constant at less than 1%.

As mentioned, revenues were $51.1 million, of which 90% consisted of product revenues while 10% were service related revenues.

Product line revenue as a percentage of revenues for Q1 03 versus Q4 02 were as follow:

•	Optical Active Components remained constant at 18%;

•	Optical Passive Components remained constant at 7%;

•	Network Physical Infrastructure products were 24% for Q1, compared to 20% for Q4 of 02;

•	Switches and routers were 22% for Q1, compared to 29% for Q4 of 02; and

•	Remote Device Management Products were 7% compared to 6% for Q4 of 02.

Of service and other revenues,

•	Service related revenues were 10% of revenues compared to 9% of revenues for Q4 of 02.

•	In Other Network Products revenues we include communication networks for aerospace, defense and other applications including cellular communication. These revenues were 12% compared to 11% of revenues for Q4 of 02.

Looking at our consolidated P&L, the following items are worthy of note.

Gross Profit

Our gross profit for Q1 was $14.6 million or 29% of revenues, compared to $25.3 million or 37% for Q4 02. In Q4 02 our gross profit includes income from recapturing accelerated deferred stock expense due to terminated employees, primarily through the sale of FOCI and QOI, totaling $3.9 million, or 6% of revenues where in Q1 we had insignificant deferred stock expense. Additional reduction of our gross margin by 2% was primarily due to a shift in product mix.

Product Development and Engineering

Our product development and engineering for Q1 was $8.7 million or 17% of revenues, compared to $7.6 million or 11% for Q4 02. However, during Q1, product development and engineering includes deferred stock expense totaling $430,000 as compared to Q4 02 which included income from recapturing accelerated deferred stock expense totaling $2.7 million, or 4% of revenues due to terminated employees, primarily through the sale of FOCI and QOI.

We reduced product development and engineering by approximately $2.0 million and expect to realize additional savings in future quarters.

Selling, General and Administration

Our SG&A for Q1 was $11.9 million or 23% compared to $20.8 million or 31% for Q4 02. SG&A includes income from recapturing accelerated deferred stock expense due to terminated employees totaling $4.9 million and $1.7 million for Q1 and Q4 02, respectively. Also included in SG&A for Q4 02 was a provision for abandoned leased facilities totaling $3.2 million. This quarter, we reduced SG&A by approximately $2.5 million and expect to realize additional savings in future quarters.

Other Expenses

Other Expenses for Q1 were $36,000 or less then 1% of revenues compared to $13.1 million or 19% for Q4 of 02. During Q4 02, other expenses includes losses totaling $6.6 million recorded related to our retirement of $7.5 million convertible subordinated notes and $5.4 million in asset impairments on investments and our share of related investment losses.

Looking at our consolidated balance sheet, the following items are worthy of note.

Convertible Subordinated Notes

In Q1 we retired $500,000 of our notes through cash. During Q4 02, we retired $7.5 million of our notes through the exchange of approximately 4.5 million shares of common stock. The outstanding balance on the convertible subordinated notes as of March 31, 2003 stands at $31.9 million, which are due on June 15.

Overall Debt

Our short and long-term debt as of March 31, 2003 was $37.8 million compared to $40.2 million as of December 31, 2003. In Q1, we used approximately $2.5 million in cash to satisfy debt. Our cash to debt ratio as of March 31, 03 was 2.8 to 1 compared to 2.9 to 1 at the end 2002.

Stock Repurchase Plan

During Q1 we repurchased approximately 138,000 shares of our common stock under the approved Stock Repurchase Program. Since the Board approved this Stock Repurchase Program, we have repurchased 1.3 million shares of our common stock.

Cash

As of March 31, 03 we reported consolidated cash, short and long-term marketable securities and time deposits of $104.1 million, compared to $116.6 million in the previous quarter. The net decrease in cash for Q1 was $12.5 million compared to an increase of $8.6 million for Q4 02. We used approximately $2.5 million to satisfy debt, $683,000 net purchases for Cap-Ex and $8.5 million for operation including approximately $2.1 million in our development stage enterprise group.

Accounts Receivable

For Q1, Accounts Receivable decreased to $48.5 million compared to $51.0 million for Q4 02, a decrease of $2.5 million or approximately 5%. This decrease is mainly attributed to the decrease in our revenues in Q1. DSOs for Q1 were 88 days compared to 61 days for Q4 representing an increase of 44%.

Inventories

For Q1, Inventories increased to $41.0 million compared to $32.7 million for Q4 of 02, representing an increase of $8.3 million or approximately 26%. This increase is primarily the result of a large project in Europe scheduled for delivery in Q2 this year. Therefore, Inventory

Turns for Q1 were 91 days compared to 77 days for Q4 02, representing an increase of 18%. We expect inventories to be reduced by $7-8 million next quarter.

Accounts payable

Accounts payable for Q1 increased to $47.8 million compared to $41.3 million for Q4 02, representing an increase of $6.5 million or approximately 16%. This increase, as previously discussed, is primarily the result, of the same large project in Europe scheduled for delivery in Q2 this year. We expect Accounts payable to drop to Q4 02 levels in Q2 of this year.

As for the Outlook, for the second quarter of 2003, the company expects a strong quarter with revenues to be within the range of $57 million to $59 million.

With that I would like to turn the call over to Noam Lotan, our President and CEO. Noam...

Noam Lotan, President and CEO

Thank you, Shay and Good afternoon.

Q1 was a good quarter and a good start for the year. MRV was able to continue to improve its bottom line results. Now that growth is expected to resume, we plan to continue and drive operating expenses down further. Over the past 3 quarters, we reduced expenses by approx. 25%. We realized savings of over $8.5 million per quarter or $34 million annualized. The elements of the business we can control will continue to improve, and our results will reflect it.

Our responsibility is to build a profitable company and deliver shareholder value over time. While no one has a crystal ball as to when the recovery will occur, we will stay the course by focusing on growth opportunities in networking, today.

The intensified activity felt in Europe and North America during Q4 has not subsided in Q1. This is the basis of our confidence in a top line increase for Q2. Our near term visibility has improved and we entered Q2 with an increased level of confidence. As Shay mentioned, we anticipate revenue to be in the range of $57 to $59 million.

Our growth will come from networking products. Let me highlight some of the areas where we see growth opportunities:

Metro Ethernet, including backbone aggregation networks, continued construction of access broadband networks, including DSL, hot spots and FTTH / FTTB (Fiber-to-the-Home, Fiber-to-

the-Business) deployments. In addition we see opportunities with cable operators who have become more focused on delivering high-speed data services to subscribers.

MRV is well positioned with solutions for these market opportunities.

We stated in the past that we have a compelling new product launch, adding significant optical capabilities to the breadth of our networking products. These are physical layer connectivity solutions with integrated, pluggable fiber optic technology. The official introduction for the initial batch of new products is taking place next week, in a private event coinciding with NetWorld InterOp in Las Vegas, and two weeks later in a European road show. We believe that MRV will be the only vendor to provide a physical layer connectivity solution with integrated fiber optic technology.

The new Fiber Drivers help Carriers, MSOs and enterprise users customize, optimize and protect their investment in physical network infrastructure. The NEW news here is the intensive usage of intelligent pluggable optical transceivers. This added modularity increases flexibility, reduces inventory and provides a significant ROI improvement.

Our switching and routing solutions continue to add features suitable for carrier class networks scaling in size, distance and complexity. Our OptiSwitch switches and routers are designed to help service providers derive incremental revenues and at the same time reduce operating expenses. Lower Opex results from higher availability, fault tolerance as well as lower provisioning cost and built-in flexibility to support future services. Features added in Q1 include full BGP4 routing implementation, TDM Circuits support, and traffic engineering support, to name a few. Our remote presence LX line offers high density, secure and cost competitive console server and power management solutions. The LX is finding its way into strategic, government and channel markets. A new 48-port addition to the LX line was recently added, and a two-port version is expected to be announced soon. The MRV web site will constantly be updated to include new releases - please check it periodically and look for future product announcements.

A year ago, we unified the sales force and branded our products as MRV. We are now getting more assertive with branding activity. We are ramping up investment in marketing, including: several regional trade shows, customer seminars, advertising, telemarketing and channel development.

With respect to building awareness, our new ad came out this week in Network World magazine. This is the first in a new series of testimonial ads. The first copy features JetBlue with the theme: “World Class companies like JetBlue keep their networks flying by choosing MRV for unlimited connectivity options.” You can enjoy a copy of this ad by visiting our web site.

Coincidently, this month’s edition of Lightwave magazine features a front-page editorial with the MRV connectivity solution for JetBlue.

In Optical components, Luminent is the recognized leader in Fiber-to-the-Home, both in the United States and in Asia. We continue to maintain a dominant share in a market, expected to double this year and double again next year. We continue to hone in our new products and improve operational efficiencies so we can serve our customers better.

If you look at what was accomplished here: we have kept revenue strong, cut operating expenses by more than 25%, consistently improved our bottom line, maintained a strong cash position AND AT THE SAME TIME reduced debt by a considerable amount. Of course, this is not sufficient. We will not rest until MRV is profitable and cash flow positive.

With that, let me turn back the call to the operator for Q&A:  Operator:

Noam Lotan, President and CEO

Closing remarks:

Thank you for being on the call today and following MRV. Investors tend to reward companies that run efficient operations and manage for the long run. We believe that those that pay close attention to MRV will be rewarded.

We are building a profitable company, which will deliver shareholders value over time.

Thanks again for being on the call. We look forward to your participation on our call next quarter.

Diana....

Closing:

Diana:

We would like to thank you for participating on this afternoon’s conference call. For those of you who wish to listen to the replay of the conference call, an archive version of the web cast will be available shortly following the conclusion of this call in the Investor Relations section of MRV’s website at: www.mrv.com.

In addition, a replay of the call will be accessible by telephone after 8:00 pm today through April 26th. To replay the call, dial 617-801-6888 using the access code 646202.

Thank you again.